EXHIBIT 12.1

TiVo Inc.

Ratio of Earnings to Fixed Charges

Ratio of Earnings to Fixed Charges	FY ’98	FY ’99	FY ’00	Jan ’01	FY ’02	FY ’03	Three Months Ended 4/30/03
Interest expense	(20,000)	(34,000)	(131,000)	(9,000)	(71,000)	(16,000)	—
Interest expense—convertible debt					(1,004,000)	(1,981,000)	(512,000)
Interest expense—Related Parties					(1,643,000)	(1,345,000)	(175,000)
Amortization of comdisco warrants	0	(432,000)	(164,000)	(8,000)	(99,000)	(8,000)	—
Amortization of convertible debt financing expenses					(4,553,000)	(24,211,000)	(916,000)
Interest within rental expense	(206,000)	(347,000)	(800,000)	(72,000)	(1,006,000)	(1,000,000)	(256,000)
Total Fixed Charges	(226,000)	(813,000)	(1,095,000)	(89,000)	(8,376,000)	(28,561,000)	(1,859,000)

Earnings = Net loss less fixed charges	(9,495,000)	(65,752,000)	(205,259,000)	(18,924,000)	(152,347,000)	(53,700,000)	(6,023,000)
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—	—

For the above periods, earnings were insufficient to cover fixed charges by $9,721,000, $66,565,000, $206,354,000, $19,013,000, $160,723,000, $82,261,000 and $7,882,000 in fiscal years 1998, 1999, 2000, one month transition period ended January 31, 2001, fiscal years 2002 and 2003 and the three months ended April 30, 2003, respectively.

Ratio of Earnings to Combined Fixed Charges	FY ’98	FY ’99	FY ’00	Jan ’01	FY ’02	FY ’03	Three Months Ended 4/30/03
Interest expense	(20,000)	(34,000)	(131,000)	(9,000)	(71,000)	(16,000)	—
Interest expense—convertible debt					(1,004,000)	(1,981,000)	(512,000)
Interest expense—Related Parties					(1,643,000)	(1,345,000)	(175,000)
Amortization of comdisco warrants		(432,000)	(164,000)	(8,000)	(99,000)	(8,000)	—
Amortization of convertible debt financing expenses					(4,553,000)	(24,211,000)	(916,000)
Interest within rental expense	(206,000)	(347,000)	(800,000)	(72,000)	(1,006,000)	(1,000,000)	(256,000)
Accretion to redemption value of Series A redeemable convert preferred stock						(1,445,000)
Stock dividend		—	(1,514,000)	(423,000)	(3,018,000)	(220,000)	—
Total Fixed Charges	(226,000)	(813,000)	(2,609,000)	(512,000)	(11,394,000)	(30,226,000)	(1,859,000)

Earnings = Net loss less fixed charges	(9,495,000)	(65,752,000)	(203,745,000)	(18,501,000)	(149,329,000)	(52,035,000)	(6,023,000)
Ratio of Earnings to Combined Fixed Charges	—	—	—	—	—	—	—

For the above periods, earnings were insufficient to cover fixed charges by $9,721,000, $66,565,000, $206,354,000, $19,013,000, $160,723,000, $82,261,000 and $7,882,000 in fiscal years 1998, 1999, 2000, one month transition period ended January 31, 2001, fiscal years 2002 and 2003 and the three months ended April 30, 2003, respectively.